Exhibit 99.1

PRESS RELEASE

AbbVie Reports Third-Quarter 2015 Financial Results

•                Reports Third-Quarter Adjusted EPS of $1.13, Up Nearly 27 Percent and Exceeding Previous Guidance Range of $1.04 to $1.06; Reports GAAP EPS of $0.74

•                Delivers Third-Quarter Revenue of $5.944 Billion, an Increase of 26.2 Percent Over Third-Quarter 2014 on an Operational Basis (Excluding 7.8 Percent Unfavorable Exchange); Reported Sales Increased 18.4 Percent

•                Revenue Growth Reflects 19.6 Percent Global Operational Sales Growth from HUMIRA (Excluding 7.5 Percent Unfavorable Exchange); Reported Global HUMIRA Sales Increased 12.1 Percent

•                Third-Quarter Global IMBRUVICA Net Revenue was $304 Million; U.S. Sales of IMBRUVICA were $267 Million; Third-Quarter Global VIEKIRA Sales were $469 Million

•                Achieves Adjusted Operating Margin Expansion to 44.9 Percent of Sales; Adjusted Gross Margin Improves to 83.3 Percent of Sales

•                Raises 2015 Adjusted EPS Guidance Range to $4.26 to $4.28; GAAP EPS Range of $3.16 to $3.18

•                Company Issues Long-Term Financial Objectives through 2020 and Issues Strong 2016 EPS Guidance (See Separate Release)

NORTH CHICAGO, Ill., October 30, 2015 – AbbVie (NYSE:ABBV) announced financial results for the third quarter ended September 30, 2015.

“We are pleased with our outperformance in the third quarter and our progress year-to-date. We’ve driven strong commercial, operational and R&D execution, resulting in industry-leading top- and bottom-line performance,” said Richard A. Gonzalez, chairman and chief executive officer, AbbVie. “We are well-positioned to deliver robust EPS growth in 2015 and beyond, and we continue to make significant progress advancing our pipeline and other strategic actions that will help AbbVie achieve top-tier growth over the long term.”

Third-Quarter Results

•                 Worldwide sales were $5.944 billion in the third quarter, up 18.4 percent year-over-year. On an operational basis, sales increased 26.2 percent, excluding a 7.8 percent unfavorable impact from foreign exchange rate fluctuations.

Third-Quarter Results (continued)

•                 Third-quarter sales growth was driven by the continued strength of HUMIRA and other promoted products. Global HUMIRA sales increased 19.6 percent on an operational basis, or 12.1 percent including the impact of foreign exchange rate fluctuations. Strong U.S. HUMIRA growth of 30.4 percent was driven by continued momentum across all three major market categories, rheumatology, dermatology and gastroenterology. International HUMIRA sales in the third quarter grew 7.1 percent on an operational basis, nearly double the rate of growth reported in the second quarter. Reported international HUMIRA sales growth in the quarter was reduced by 16 percent due to unfavorable foreign exchange.

•                 Third-quarter global IMBRUVICA sales were $304 million with U.S. sales of $267 million and international profit sharing of $37 million for the quarter.

•                 Total company sales growth was also driven by $469 million in global VIEKIRA sales, now approved in 61 countries with additional approvals anticipated throughout the remainder of 2015 and into 2016, as well as strong operational growth from Duodopa, Creon and Lupron.

•                 The adjusted gross margin ratio in the third quarter was 83.3 percent, excluding intangible asset amortization and other specified items. Gross margin expansion of 220 basis points was driven by product mix, operating efficiencies and the impact of foreign exchange rates. The gross margin ratio under U.S. generally accepted accounting principles (GAAP) was 80.4 percent.

•                 Adjusted selling, general and administrative (SG&A) expense was 23.0 percent of sales in the third quarter. On a GAAP basis, SG&A was 24.8 percent of sales.

•                 Adjusted research and development (R&D) was 15.4 percent of sales in the quarter, reflecting funding actions in support of our mid- and late-stage pipeline assets. On a GAAP basis, R&D was 23.8 percent of sales.

•                 The adjusted operating margin in the third quarter was 44.9 percent, compared to 38.5 percent in third-quarter 2014. On a GAAP basis, the operating margin was 31.7 percent.

•                 Net interest expense was $197 million dollars, reflecting the impact of debt issued in connection with the Pharmacyclics acquisition. The adjusted tax rate was 21.9 percent in the quarter and 24.8 percent on a GAAP basis.

•                 Adjusted diluted earnings per share, excluding intangible asset amortization expense and other specified items, were $1.13 in the third quarter, up nearly 27 percent. Diluted earnings per share were $0.74 on a GAAP basis.

•                 Announced company’s long-term strategic and financial objectives, including expectations for growth and other financial metrics such as sales targets, operating margin objectives and earnings-per-share growth over our long-range plan. Provided 2016 earnings per share guidance and confirmed intention to host a comprehensive R&D Pipeline Review in Chicago during the 2016 ASCO meeting (see separate release issued this morning).

Key Events from the Third Quarter

•                 AbbVie announced that 34 abstracts from its chronic hepatitis C clinical development program have been accepted for presentation at The Liver Meeting®, the Annual Meeting of the American Association for the Study of Liver Diseases (AASLD) in San Francisco from November 13-17, 2015. New clinical studies will be presented on AbbVie’s next-generation HCV medicines, ABT-493 and ABT-530, focused on investigating pan-genotypic, ribavirin (RBV)-free, once-daily treatment options that may allow for shorter treatment durations of as little as eight weeks. Presentations will also highlight new data from Phase 3b studies of AbbVie’s VIEKIRA PAK™, taken with or without ribavirin (RBV), for adults with genotype 1 (GT1) chronic HCV infection, including studies of GT1 patients with chronic kidney disease and genotype 1b (GT1b) patients with compensated cirrhosis.

•                 The Japanese Ministry of Health, Labour and Welfare (MHLW) approved Viekirax as a new interferon and RBV-free treatment option for adult patients with chronic GT1 HCV infection, including those with compensated liver cirrhosis. Viekirax consists of a 12-week, two direct-acting antiviral, fixed-dose combination of paritaprevir/ritonavir with ombitasvir, dosed once daily. Japan has one of the highest rates of hepatitis C infection in the industrialized world, with approximately 1.5 to 2 million people living with HCV, making it the second largest HCV market globally.

•                 Results from a Phase 2 clinical trial of ABT-494, AbbVie’s internally developed selective JAK1 inhibitor, in rheumatoid arthritis (RA) met its primary endpoint, achieving ACR20 response at week 12, in patients with inadequate response to either methotrexate or TNF inhibitors (ACR20 responses up to 82 percent and ACR50 responses up to 50 percent; ACR20 up to 73 percent and ACR50 responses up to 44 percent, respectively). With the potential to be a best-in-class therapy with an overall favorable safety profile, AbbVie intends to advance a once-daily formulation of ABT-494 into Phase 3 studies for RA by the end of 2015.

•                 AbbVie reported top-line results from a Phase 2b safety and efficacy study of elagolix in patients with uterine fibroids. Preliminary results from the six-month study demonstrated that all of the elagolix treatment arms met the composite primary endpoint. The company plans to move into Phase 3 development in the first quarter of 2016. Elagolix is also in Phase 3 development for the treatment of endometriosis.

•                 AbbVie announced that it submitted a supplemental New Drug Application (sNDA) to the U.S. Food and Drug Administration (FDA) based on results from the head-to-head Phase 3 RESONATE™-2 study, which evaluated efficacy and safety of IMBRUVICA versus traditional chemotherapy, chlorambucil, in treatment-naïve chronic lymphocytic leukemia (CLL) patients aged 65 years or older. The RESONATE study (PCYC-1112) found that treatment with IMBRUVICA improved progression-free survival (primary endpoint) and multiple secondary endpoints, including overall survival and overall response rate when used in treatment-naïve patients with CLL. These data have been submitted for publication in a peer-reviewed medical journal and will be presented at an upcoming medical meeting.

•                 Results from a Phase 2 study of venetoclax (ABT-199) found that AbbVie’s investigational medicine met its primary endpoint of achieving overall response rates in patients with relapsed/refractory or previously untreated CLL with 17p deletion genetic mutation. These data are under regulatory review by the FDA and will be submitted to the European Medicines Agency (EMA) before year-end. Full results from the trial will be presented at an upcoming medical meeting.

Key Events from the Third Quarter (continued)

•                 AbbVie announced that the FDA and European Commission (EC) approved HUMIRA (adalimumab) for the treatment of moderate-to-severe hidradenitis suppurativa (HS) in adult patients. HUMIRA is the first and only approved therapy for people with this chronic, painful inflammatory skin disease in both the U.S. and European Union (EU). HS affects approximately 1 percent of the adult patient population worldwide, with fewer than 200,000 patients in the United States.

•                 The FDA accepted a Biologics License Application (BLA) for elotuzumab, an investigational treatment in patients with relapsed/refractory multiple myeloma, for priority review. Elotuzumab was previously granted breakthrough therapy designation by the FDA and validated by the EMA for accelerated assessment in the EU. Regulatory submissions were based on results from the ELOQUENT-2 trial which found that treatment with elotuzumab in combination with lenalidomide and dexamethasone demonstrated a 30 percent reduction in disease progression.

•                 During the quarter, the FDA approved AbbVie’s TECHNIVIE™ in combination with RBV for the treatment of adults with genotype 4 (GT4) HCV in the United States. TECHNIVIE is the first and only all-oral, interferon-free, direct-acting antiviral treatment approved in the U.S. for adult patients with GT4 chronic HCV infection.

AbbVie Raises Full-Year 2015 Outlook

AbbVie is raising its adjusted diluted earnings-per-share guidance for the full-year 2015 to $4.26 to $4.28. The company’s 2015 adjusted diluted earnings-per-share guidance excludes $1.10 per share of intangible asset amortization expense, deal costs, integration, and other specified items, and includes $0.20 of dilution related to the Pharmacyclics acquisition. AbbVie’s diluted earnings-per-share guidance is $3.16 to $3.18 on a GAAP basis.

About AbbVie

AbbVie is a global, research-based biopharmaceutical company formed in 2013 following separation from Abbott Laboratories. The company’s mission is to use its expertise, dedicated people and unique approach to innovation to develop and market advanced therapies that address some of the world’s most complex and serious diseases. Together with its wholly-owned subsidiary, Pharmacyclics, AbbVie employs more than 28,000 people worldwide and markets medicines in more than 170 countries. For further information on the company and its people, portfolio and commitments, please visit www.abbvie.com. Follow @abbvie on Twitter or view careers on our Facebook or LinkedIn page.

Conference Call

AbbVie will host an investor conference call today at 8:00 a.m. Central time to discuss our third-quarter performance. Participating on the call will be Rick Gonzalez, chairman and chief executive officer; Bill Chase, executive vice president and chief financial officer; Laura Schumacher, executive vice president, business development, external affairs and general counsel; Mike Severino, executive vice president, research and development and chief scientific officer; and Larry Peepo, vice president of investor relations. The call will be webcast through AbbVie’s Investor Relations Web site at www.abbvieinvestor.com. An archived edition of the call will be available after 11:00 a.m. Central time.

Non-GAAP Financial Results

Financial results for 2014 and 2015 are presented on both a reported and a non-GAAP basis. Reported results were prepared in accordance with GAAP and include all revenue and expenses recognized during the period. Non-GAAP results adjust for certain non-cash items and for factors that are unusual or unpredictable, and exclude those costs, expenses, and other specified items presented in the reconciliation tables later in this release. AbbVie’s management believes non-GAAP financial measures provide useful information to investors regarding AbbVie’s results of operations and assist management, analysts, and investors in evaluating the performance of the business. Non-GAAP financial measures should be considered in addition to, and not as a substitute for, measures of financial performance prepared in accordance with GAAP. The company’s 2015 financial guidance is also being provided on both a reported and a non-GAAP basis.

Forward-Looking Statements

Some statements in this news release may be forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “project” and similar expressions, among others, generally identify forward-looking statements. AbbVie cautions that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements. Such risks and uncertainties include, but are not limited to challenges to intellectual property, and competition from other products, difficulties inherent in the research and development process, adverse litigation or government action, and changes to laws and regulations applicable to our industry. Additional information about the economic, competitive, governmental, technological and other factors that may affect AbbVie’s operations is set forth in item 1A, “Risk Factors,” in AbbVie’s 2014 Annual Report on Form 10-K and in item 1A, “Risk Factors” of Part II of AbbVie’s second quarter 2015 Quarterly Report on Form 10-Q, which have been filed with the Securities and Exchange Commission. AbbVie undertakes no obligation to release publicly any revisions to forward-looking statements as a result of subsequent events or developments, except as required by law.

Media:	Investors:
Adelle Infante	Larry Peepo
(847) 938-8745	(847) 935-6722

Liz Shea
(847) 935-2211

AbbVie Inc.

Key Product Revenues

Quarter Ended September 30, 2015

(Unaudited)

				% Change vs. 3Q14
	Net Revenues (in millions)				International		Total
	U.S.	Int’l.	Total	U.S.	Operational	Reported	Operational	Reported

NET REVENUES	$3,690	$2,254	$5,944	31.4%	19.5%	2.0%	26.2%	18.4%
Humira	2,268	1,379	3,647	30.4	7.1	(8.9)	19.6	12.1
Imbruvica	267	37[a]	304	n/m	n/m	n/m	n/m	n/m
Viekira	242	227	469	n/m	n/m	n/m	n/m	n/m
Creon	161	--	161	8.3	n/a	n/a	8.3	8.3
Synagis	--	93	93	n/a	(1.2)	(14.6)	(1.2)	(14.6)
Lupron	158	43	201	7.8	6.2	(13.8)	7.4	2.4
Synthroid	188	--	188	(5.4)	n/a	n/a	(5.4)	(5.4)
Kaletra	39	129	168	(27.1)	(18.8)	(36.3)	(20.6)	(34.4)
AndroGel	177	--	177	(23.6)	n/a	n/a	(23.6)	(23.6)
Sevoflurane	21	101	122	4.5	1.4	(11.3)	1.8	(9.0)
Duodopa	3	58	61	n/m	21.6	2.3	28.7	9.4

Note: “Operational” growth reflects the percentage change over the prior year excluding the impact of exchange rate fluctuations.

n/a = not applicable

n/m = not meaningful

a Reflects profit sharing for Imbruvica international revenues

AbbVie Inc.

Key Product Revenues

Nine Months Ended September 30, 2015

(Unaudited)

				% Change vs. 9M14
	Net Revenues (in millions)				International		Total
	U.S.	Int’l.	Total	U.S.	Operational	Reported	Operational	Reported

NET REVENUES	$9,710	$6,749	$16,459	26.4%	15.4%	(1.1%)	21.2%	13.4%

Humira	6,073	4,222	10,295	32.2	8.3	(8.0)	20.3	12.2

Imbruvica	364	47[a]	411[b]	n/m	n/m	n/m	n/m	n/m

Viekira	607	478	1,085	n/m	n/m	n/m	n/m	n/m

Creon	447	--	447	22.3	n/a	n/a	22.3	22.3

Synagis	--	474	474	n/a	1.5	(11.7)	1.5	(11.7)

Lupron	464	127	591	10.5	(2.7)	(16.3)	7.0	3.4

Synthroid	561	--	561	7.4	n/a	n/a	7.4	7.4

Kaletra	123	392	515	(24.4)	(8.2)	(22.3)	(12.1)	(22.8)

AndroGel	500	--	500	(29.0)	n/a	n/a	(29.0)	(29.0)

Sevoflurane	59	307	366	(4.0)	(4.9)	(16.6)	(4.7)	(14.8)

Duodopa	6	163	169	n/m	19.3	(0.8)	23.2	3.1

Note: “Operational” growth reflects the percentage change over the prior year excluding the impact of exchange rate fluctuations.

n/a = not applicable

n/m = not meaningful

a Reflects profit sharing for Imbruvica international revenues

b Reflects Imbruvica revenue from the May 26 close date of the Pharmacyclics acquisition

AbbVie Inc.

Consolidated Statements of Earnings

Quarter and Nine Months Ended September 30, 2015 and 2014

(Unaudited) (In millions, except per share data)

	Third Quarter Ended September 30		Nine Months Ended September 30

	2015	2014	2015	2014

Net revenues	$5,944	$5,019	$16,459	$14,508

Cost of products sold	1,167	1,094	3,025	3,307
Selling, general and administrative	1,474	1,595	4,650	4,383
Research and development	1,418	812	3,210	2,418
Acquired in-process research and development	--	308	150	324
Other expense	--	250	--	250
Total operating costs and expenses	4,059	4,059	11,035	10,682

Operating earnings	1,885	960	5,424	3,826

Interest expense, net	197	128	487	262
Net foreign exchange loss	13	174	191	182
Other (income) expense, net	28	(29)	25	(24)
Earnings before income tax expense	1,647	687	4,721	3,406
Income tax expense	408	181	1,094	822
Net earnings	$1,239	$506	$3,627	$2,584

Diluted earnings per share	$0.74	$0.31	$2.21	$1.60

Diluted earnings per share, excluding specified items	$1.13	$0.89	$3.16	$2.43	a)

Average diluted shares outstanding	1,664	1,610	1,635	1,609

a) Refer to the Reconciliation of GAAP Reported to Non-GAAP Adjusted Information for further details.

AbbVie Inc.

Reconciliation of GAAP Reported to Non-GAAP Adjusted Information

Quarter Ended September 30, 2015

(Unaudited) (In millions, except per share data)

1.                    Specified items impacted results as follows:

	3Q15

	Earnings		Diluted
	Pre-tax	After-tax	EPS

As reported (GAAP)	$1,647	$1,239	$0.74
Adjusted for specified items:
Intangible asset amortization	125	94	0.05
Separation costs	45	39	0.02
Pharmacyclics transaction and other costs	120	85	0.05
Milestones and other R&D expenses	480	433	0.27
Other	12	9	0.00
As adjusted (non-GAAP)	$2,429	$1,899	$1.13

Intangible asset amortization reflects costs recognized as a result of licensing and acquisition activities.  Separation costs are expenses related to the separation of AbbVie from Abbott.  Pharmacyclics transaction and other costs reflect transaction, financing, integration and other costs related to the acquisition of Pharmacyclics. Milestones and other R&D expenses are associated with a milestone payment for a previously announced collaboration and the purchase of an FDA priority review voucher from a third-party. Other is primarily associated with restructuring activities.

2.              The impact of the specified items by line item was as follows:

	3Q15

	Cost of products sold	SG&A	R&D
As reported (GAAP)	$1,167	$1,474	$1,418
Adjusted for specified items:
Intangible asset amortization	(125)	--	--
Separation costs	--	(45)	--
Pharmacyclics transaction and other costs	(45)	(57)	(18)
Milestones and other R&D expenses		--	(480)
Other	(6)	(2)	(4)
As adjusted (non-GAAP)	$991	$1,370	$916

3.                    The adjusted tax rate for the third quarter of 2015 was 21.9 percent, as detailed below:

	3Q15
	Pre-tax	Income
	income	taxes	Tax rate
As reported (GAAP)	$1,647	$408	24.8%
Specified items	782	122	15.6%
As adjusted (non-GAAP)	$2,429	$530	21.9%

AbbVie Inc.

Reconciliation of GAAP Reported to Non-GAAP Adjusted Information

Quarter Ended September 30, 2014

(Unaudited) (In millions, except per share data)

1.              Specified items impacted results as follows:

	3Q14
	Earnings		Diluted
	Pre-tax	After-tax	EPS
As reported (GAAP)	$687	$506	$0.31
Adjusted for specified items:
Intangible asset amortization	98	70	0.04
Separation costs	109	98	0.06
Acquired IPR&D	308	206	0.13
Calico collaboration	250	250	0.15
Shire transaction costs	276	172	0.11
Other	139	147	0.09
As adjusted (non-GAAP)	$1,867	$1,449	$0.89

Intangible asset amortization reflects costs recognized as a result of licensing and acquisition activities.  Separation costs are expenses related to the separation of AbbVie from Abbott. Acquired IPR&D primarily reflects the upfront payment related to the previously announced Infinity collaboration. Calico collaboration reflects the upfront payment related to the previously announced Calico collaboration. Shire transaction costs are expenses related to the terminated Shire transaction. Other specified items are primarily associated with an additional year of the Branded Prescription Drug Fee as required by new IRS regulations.

2.              The impact of the specified items by line item was as follows:

	3Q14

	Cost of products sold	SG&A	R&D	Acquired IPR&D	Net foreign exchange loss	Interest expense (income)	Other (income) expense
As reported (GAAP)	$1,094	$1,595	$812	$308	$174	$128	$221
Adjusted for specified items:
Intangible asset amortization	(98)	--	--	--	--	--	--
Separation costs	(4)	(104)	(1)	--	--	--	--
Acquired IPR&D	--	--	--	(308)	--	--	--
Calico collaboration	--	--	--	--	--	--	(250)
Shire transaction costs	--	(36)	--	--	(165)	(75)	--
Other	(44)	(129)	--	--	--	--	34
As adjusted (non-GAAP)	$948	$1,326	$811	--	$9	$53	$5

3.                    The adjusted tax rate for the third quarter of 2014 was 22.4 percent, as detailed below:

	3Q14
	Pre-tax	Income
	income	taxes	Tax rate
As reported (GAAP)	$687	$181	26.3%
Specified items	1,180	237	20.1%
As adjusted (non-GAAP)	$1,867	$418	22.4%

AbbVie Inc.

Reconciliation of GAAP Reported to Non-GAAP Adjusted Information

Nine Months Ended September 30, 2015

(Unaudited) (In millions, except per share data)

1.              Specified items impacted results as follows:

	9M15
	Earnings		Diluted
	Pre-tax	After-tax	EPS
As reported (GAAP)	$4,721	$3,627	$2.21
Adjusted for specified items:
Intangible asset amortization	279	212	0.13
Separation costs	244	208	0.12
Pharmacyclics transaction and other costs	540	342	0.20
Milestones and other R&D expenses	480	433	0.27
Acquired IPR&D	150	150	0.10
Shire termination	170	170	0.10
Other	80	57	0.03
As adjusted (non-GAAP)	$6,664	$5,199	$3.16

Intangible asset amortization reflects costs recognized as a result of licensing and acquisition activities. Separation costs are expenses related to the separation of AbbVie from Abbott.  Pharmacyclics transaction and other costs reflect transaction, financing, integration and other costs related to the acquisition of Pharmacyclics. Milestones and other R&D expenses are associated with a milestone payment for a previously announced collaboration and the purchase of an FDA priority review voucher from a third-party. Acquired IPR&D primarily reflects the C2N collaboration.  Shire termination reflects the completed liquidation of remaining foreign currency positions related to the terminated Shire transaction, as communicated in the fourth quarter of 2014.  Other is primarily associated with restructuring activities.

2.              The impact of the specified items by line item was as follows:

			9M15

	Cost of products sold	SG&A	R&D	Acquired IPR&D	Interest expense	Foreign exchange (gain)/loss
As reported (GAAP)	$3,025	$4,650	$3,210	$150	$487	$191
Adjusted for specified items:
Intangible asset amortization	(279)	--	--	--	--	--
Separation costs	(5)	(239)	--	--	--	--
Pharmacyclics transaction and other costs	(64)	(279)	(111)	--	(86)	--
Milestones and other R&D expenses	--	--	(480)	--	--	--
Acquired IPR&D	--	--	--	(150)	--	--
Shire termination	--	--	--	--	--	(170)
Other	(18)	(42)	(20)	--	--	--
As adjusted (non-GAAP)	$2,659	$4,090	$2,599	--	$401	$21

3.              The adjusted tax rate for the first nine months of 2015 was 22.0 percent, as detailed below:

	9M15
	Pre-tax income	Income taxes	Tax rate
As reported (GAAP)	$4,721	$1,094	23.2%
Specified items	1,943	371	19.1%
As adjusted (non-GAAP)	$6,664	$1,465	22.0%

AbbVie Inc.

Reconciliation of GAAP Reported to Non-GAAP Adjusted Information

Nine Months Ended September 30, 2014

(Unaudited) (In millions, except per share data)

1.                   Specified items impacted results as follows:

	9M14
	Earnings		Diluted
	Pre-tax	After-tax	EPS
As reported (GAAP)	$3,406	$2,584	$1.60
Adjusted for specified items:
Intangible asset amortization	307	218	0.14
Separation costs	299	282	0.17
Milestones and other R&D expenses	40	40	0.03
Acquired IPR&D	324	222	0.14
Calico collaboration	250	250	0.15
Shire transaction costs	283	179	0.11
Other	148	154	0.09
As adjusted (non-GAAP)	$5,057	$3,929	$2.43

Intangible asset amortization reflects costs recognized as a result of licensing and acquisition activities.  Separation costs are expenses related to the separation of AbbVie from Abbott. Milestones and other R&D expenses are associated with payments for previously announced collaborations.  Acquired IPR&D reflects upfront payments related to previously announced collaborations.  Calico collaboration reflects the upfront payment related to the recently announced Calico collaboration.  Shire transaction costs are expenses related to the terminated Shire transaction.  Other is associated with restructuring activities and an additional year of the Branded Prescription Drug Fee as required by new IRS regulations.

2.                   The impact of the specified items by line item was as follows:

	9M14
	Cost of products sold	SG&A	R&D	Acquired IPR&D	Net foreign exchange loss	Interest expense (income)	Other (income) expense
As reported (GAAP)	$3,307	$4,383	$2,418	$324	$182	$262	$226
Adjusted for specified items:
Intangible asset amortization	(307)	--	--	--	--	--	--
Separation costs	(10)	(286)	(3)	--	--	--	--
Milestones and other R&D expenses	--	--	(40)	--	--	--	--
Acquired IPR&D	--	--	--	(324)	--	--	--
Calico collaboration	--	--	--	--	--	--	(250)
Shire transaction costs	--	(43)	--	--	(165)	(75)	--
Other	(51)	(131)	--	--	--	--	34
As adjusted (non-GAAP)	$2,939	$3,923	$2,375	--	$17	$187	$10

3.                   The adjusted tax rate for the first nine months of 2014 was 22.3 percent, as detailed below:

	9M14
	Pre-tax	Income
	income	taxes	Tax rate
As reported (GAAP)	$3,406	$822	24.1%
Specified items	1,651	306	18.5%
As adjusted (non-GAAP)	$5,057	$1,128	22.3%